EXHIBIT 99.1

Boston Communications Group, Inc. Receives Anticipated Letter from the NASDAQ

Bedford, MA – August 18, 2006 - Boston Communications Group, Inc. (Nasdaq: BCGI) today announced that on August 17, 2006, the Company received a NASDAQ Staff Determination letter indicating that the Company is not in compliance with the filing requirements for continued listing as set forth in Marketplace Rule 4310(c)(14). As anticipated, the letter was issued in accordance with NASDAQ procedures due to the delayed filing of the Company’s Form 10-Q for the quarter ended June 30, 2006. The Company will request a continued listing hearing before the NASDAQ Listing Qualifications Panel in response to the letter. Pending a decision by the Panel, bcgi shares will remain listed on the NASDAQ Stock Market. However, there can be no assurance that the Panel will grant the Company’s request for continued listing.

As previously disclosed, the Staff of the Securities and Exchange Commission contacted the Company regarding an informal inquiry relating to certain option grants made between 1998 and 2002. The Board of Directors has retained outside counsel which, along with bcgi, has begun to review bcgi’s historical option grant practices from 1998 to present. The results of that review will be reported by outside counsel to a Special Committee of the Board comprised of outside directors. The review is still ongoing, and the Special Committee is continuing to review these matters. Until the independent review is completed, bcgi will not be able to file its Form 10-Q. bcgi intends to file its Form 10-Q as soon as practicable once conclusions are reached regarding the impact of the stock option review on the Company’s financial statements.

ABOUT THE COMPANY

bcgi delivers innovative products and services that enable mobile operators and MVNOs worldwide to differentiate their offerings and increase market penetration while reducing costs. Founded in 1988, bcgi is a leader in identifying and addressing new market needs with proven solutions, including prepaid and postpaid billing, payments and access management. For more information, visit www.bcgi.net.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This press release contains, in addition to historical information, forward-looking statements that involve risks and uncertainties, including statements regarding the nature and scope of the special committee’s review, expectations as to the completion and results of the review, the timing of the filing of the Company’s Form 10-Q for the period ended June 30, 2006, the possible restatement of the Company’s financial statements for prior periods, the timing and impact thereof and the potential delisting of the Company’s common stock from the NASDAQ stock market. Such statements are based on management’s current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements. Among the important factors that would cause actual results to differ materially from those indicated by such forward looking statements are the uncertainty that the Panel will grant a favorable decision, and if an unfavorable decision is rendered, bcgi’s common stock will no longer continue to remain listed on the NASDAQ Stock Market, potential delays in the special committee’s review of the Company’s stock option grants and stock option practices, the results of the special committee’s review, the impact, if any, of such results or findings on the financial statements of the Company, the outcome of the SEC’s inquiry into the Company’s stock option grants and any other governmental investigations, the Company’s ability to file required reports with the SEC, as well as the other factors that may affect future operating results detailed in bcgi’s Form 10-Q for the three months ended March 31, 2006 filed with the Securities and Exchange Commission. bcgi undertakes no obligation to update any of the forward-looking statements after the date of this press release.

Contact Information:

Email inquiries - investor_relations@bcgi.net

Financial Relations Board:

Joe Calabrese, Investor Inquiries (212) 827-3772